Exhibit 10.9

Compensation of Hill A. Feinberg

Annual Base Salary:	$500,000 commencing on January 1, 2015.

2015 Bonus:	Mr. Feinberg is entitled to participate in the Hilltop Holdings Inc. 2012 Annual Incentive Plan.

Equity Awards:

Mr. Feinberg shall be eligible to participate in any long-term incentive award programs adopted by the Compensation Committee, or whomever is delegated such authority by the Board of Directors of Hilltop Holdings Inc.